Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Delta Air Lines, Inc., for the registration of 7,851,054 shares of its common stock and to the incorporation by reference therein of our reports dated February 5, 2016, with respect to the consolidated financial statements of Delta Air Lines, Inc. and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 17, 2016